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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Professional Bancorp, Inc.:

We consent to the inclusion of our report dated April 19, 1999, with respect to the consolidated balance sheet of Professional Bancorp, Inc. (a Pennsylvania corporation) and subsidiary as of December 31, 1998, and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the registration statement on Form S-4 of First Community Bancorp and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP


Los Angeles, California
November 6, 2000